Exhibit 10.1.31

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT

THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A

REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL

HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE

COMMISSION: [***]

This is Amendment No. 2 (the “Amendment”), dated as the Effective Date, to the Master Supply and Services Agreement dated August 17, 2011, as previously amended by Amendment No. 1 dated January 01, 2013 (collectively the “Agreement”) is by and between Gogo LLC (hereinafter referred to as “Gogo”) having its registered office at 111 N Canal St, Chicago IL 60606 and ZTE USA, Incorporated having a place of business at 2425 North Central Expressway Suite600, Richardson, TX 75080 (hereinafter referred to as “ZTE”). Gogo and ZTE are each referred to hereinafter as a “Party” or collectively as the “Parties”.

WHEREAS, the Parties entered into the Agreement on August 17, 2011;

WHEREAS, the Parties now wish to amend the Agreement in accordance with its terms to modify the Section 14 Warranty and Support Services.

WHEREAS, ZTE has Manufacturer Discontinued the I2 module, which is replaced by the Software Defined Radio (“SDR”).

WHEREAS, ZTE shall provide advanced replacement extended warranty for all Products provided by ZTE; and

WHEREAS, this Amendment to the Agreement is entered into and made effective as of January 01, 2016 (“Effective Date”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are acknowledged, the Parties hereby agree as follows.

1.	Capitalized terms used herein and not otherwise defined herein shall have such meaning as set forth in the Agreement.

2.	Gogo and ZTE agree to amend Section 14 of the Agreement in which the sections (i) Duration; (ii) Scope of the W&S Services; and (iii) Pricing and Terms a) and b) shall be deleted in its entirety and replaced as follows:

ZTE agrees to provide Warranty and Support Services (“W&S Services”) as follows:

Duration

ZTE will provide W&S Services for a period of five (5) years (60 months) starting on January 1st, 2016 through December 31, 2020 (“Amendment Term”).

Scope of the W&S Services

The scope and service levels for the W&S Services provided by ZTE are set forth in Schedule 6 “Warranty Services Description_V2.3” (“Warranty Services”).

ZTE will provide the following W&S Services to Gogo:

1	Basic and Extended Warranty Services with preset pricing and discount

2	Enhanced Warranty Services especially designed for Gogo

3	Advance Repair and Return service (“ARR”) with preset firm fixed pricing as delineated in the Price and Terms section.

a). In accordance with Warranty Services Section 5.1 Gogo shall continue to maintain spares (“Spares”) in stock at all times. Notwithstanding the foregoing upon I2 full failures in the field, as mutually determined by the Parties, then Gogo shall receive a free SDR as a replacement from ZTE. This determination shall not exceed a thirty (30) day time period.

b). ZTE will provide up to 3 SDR units including installation accessories per year, with no carry over to the following year. The exchanged SDR units provides that the I2 sites will be shipped to Gogo at ZTE’s expense and returned to ZTE in Richardson, or a domestic US location at the Gogo’s expense. All parts will be then used for future spares for I2 sites. ZTE will deliver the SDR units to the requested locations for CDMA Network.

c).If ZTE cannot replace faulty Products because (i) the ZTE stock of the Products have been depleted; or (ii) the Products have been Manufacturer Discontinued, then ZTE will provide Gogo with an SDR BTS to increase ZTE’s stock of the 12 Products.

d). If ZTE provides Gogo with a SDR BTS at no cost, as determined in 3a ,3b and 3c above, then ZTE receives the I2 BTS to use in support of Gogo I2 ARR and sparing.

e).Upon mutual agreement between the Parties ZTE shall provide a Turnaround Time (“TAT”) of 3 days. If ZTE cannot meet this TAT, then ZTE must provide a new SDR to replace the old I2’s where parts cannot be sourced by ZTE via the Warranty Services schedule as outlined in (e and f) below.

f). ZTE has a time limit of 2 weeks to determine if they can source I2 Product related to Gogo’s network before it concedes an SDR replacement is acceptable.

g). ZTE has a time limit of 3 months to deliver any ARR BTS to Gogo for replacement of Gogo’s spare BTS stock. (It is understood that if there is a full failure or a Product is not available that Gogo will need to use a BTS from its own stock for speed of network element recovery).

h). Gogo will receive SDR BTS’s at a discounted rate of [***]% for any project related to I2 replacement that Gogo initiates.

i) If a faulty CDMA I2 product is replaced, and that same serial number is recycled back to Gogo and fails three (3) times or more in a consecutive two (2) year period, then upon written request ZTE will provide at no charge, a serviceable exchange of a new unit within ten (10) days of the request. The exchanged Product shall meets all terms of this Agreement, and has not been previously classified as a Rogue Unit by Gogo. If a faulty CDMA I2 is replaced, the requirement for both sides is to track by serial number and product ID each part prior to shipping and decommissioning of each defective CDMA I2 BTS. ZTE will work in parallel to record all activity related to this BTS for tracking all decommission I2 parts. This will allow both parties to understand each failure and course of replacement of the I2 parts, weather decommissioned, or current stock from both agencies.

The time required for both ZTE and Gogo to return the I2 parts will be maximum of 15 working days to ensure a proper flow of I2 parts can be achieved for decommissioned sites. During this transfer period, Gogo shall request a replacement spare from ZTE stock and if one is not available, due to pending Gogo transfer, then Gogo agrees to wait without penalty for the delivered I2 to arrive at ZTE location.

4	Set pricing for on-site engineering support

5	Set pricing for training

Upon reasonable notice, Gogo may require a ZTE BSS expert on site at Gogo’s facility. Gogo will pay this representative an inclusive rate of $[***] per man working day (MWD) for all time spent mobilizing to site and for each working day at site. ZTE will provide Gogo with a quarterly review of W&S Services and Gogo system operations including, but not limited to, average response time to issues, uptime percentages and a schedule to address Gogo’s issues of concern.

Pricing and Terms

a) Basic and Extended Warranty Services / ARR Fees and Terms.

Fees applicable for the Basic and Extended Warranty Service and Advance Repair and Return are either included in the purchase price or priced as percentage of the purchase price of each NE specified in Schedules 5A, 5B and 5C (and includes both

PROPRIATARY AND CONFIDENTIAL	PAGE 2 OF 4

the hardware and software components of each NE) on a per annum basis. All Products purchased by Gogo within the duration of the Amendment are subject to the Basic and Extended Warranty Services / ARR fees, including NE Components, except:

1 Any network elements (NEs) permanently removed from commercial use or lab use permanently in its entirety. Gogo will notify ZTE in writing of any products permanently removed from service. ZTE reserves the right to verify such removal.

2 Spare parts stock purchased by Gogo for the purpose of maintenance of its network.

3 Any ZTE products which have been deemed “Manufacturer Discontinued” by ZTE and have reached their published end-of life date and which can no longer be serviced by either ZTE or ZTE USA

4 The inclusion of new hardware NEs into the ARR program requires ninety (90) day ramp up by ZTE. New hardware NEs are defined as hardware components and/or NEs, which might be added to the network from time to time as a result of technology advancements.

The Basic Warranty Services period shall be 24 months for newly purchased CDMA SDR products up to and including the 5th year of the contract terms of the warranty agreement delivery date to Gogo.

All future new expansion of the CDMA network after the start date of this agreement will require to be amended to this agreement.

The fees for Extended Warranty and ARR are set forth below:

ESTIMATED W&S SERVICE FEES BEGINNING January 1,2016
Values of Delivered Equipment	2.5% Total PO Value
$[***]
Per half year	$[***]
Per Year	$[***]
5 Year extension	$[***]

Notes:

1	The Effective Date of this price begins January 1, 2016 and shall remain valid through December 31, 2020, or until otherwise mutually agreed in writing.

2	For the duration of this extension, on an annual basis, Gogo shall issue a purchase order to ZTE for one (1) year of Warranty Service in every January and ZTE will invoice Gogo quarterly in, January, April, July, and October, according to the pricing grid above.

3	Pricing applies to the revised Warranty Services Description_V2.3 (Gogo Air) which is attached with this Amendment.

4	ZTE shall advise in writing a minimum of six (6) months in advance of any product being Manufacturer Discontinued to permit submission of final order(s) by Gogo.

5	The “Values of Delivered Equipment” above will be calculated at the beginning of the Amendment Term and remains the same through the whole contract period (“Firm Fixed Price”). Warranty Services shall be invoiced accordingly.

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b)	On-site Engineering Services Fees and Terms

On-site Engineering Services can be provided with the following terms:

1 On-site Engineering Services assumes the ZTE engineer would be normally located at either Chicago, IL or Broomfield, CO.

2 Two (2) months advance notice is required for ordering On-site Engineering Services support with a minimum engagement period of three (3) months.

3 On-site BSS / Core network engineers are billable at the inclusive rate of: $[***] per man working day.

4 On-site RF/Optimization engineers are billable at the inclusive rate of: $[***] per man working day.

5. Travel expenses away from the normal place of work (Chicago, IL or Broomfield, CO) are billable to Gogo at cost plus [***]% administration fee if such expenses are borne by ZTE. If the travel is arranged and paid for by Gogo, no billing would be applicable. No travel expenses in excess of Gogo’s corporate travel policy for employees will be reimbursed. ZTE will submit verification of such expenses as required by Gogo.

3.	The terms of the Agreement are amended and modified by the terms and conditions of this Amendment, which shall supersede and prevail over any conflicting terms and conditions, set forth in the Agreement. Except as specifically set forth herein (or as set forth in any other written amendments which may be entered into between the parties), all of the terms and conditions of the Agreement remain unmodified and in full force and effect. No waiver, modification, or addition to this Amendment or the Agreement shall be valid unless in writing and signed by the parties hereto.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective, duly authorized representative.

Accepted and Agreed to:

ZTE USA, Inc.		Gogo LLC

By:	/s/ XZNGYU WU	By:	/s/ Mark Malosh
Name:	XZNGYU WU	Name:	Mark Malosh
Title:	VP of Service	Title:	Senior Vice President
Date:	12/31/15	Date:	12/23/15

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